Exhibit 4(cc)

ELEVENTH SUPPLEMENTAL INDENTURE

between

BANK OF AMERICA CORPORATION

And

THE BANK OF NEW YORK

Dated as of May 23, 2006

ELEVENTH SUPPLEMENTAL INDENTURE

THIS ELEVENTH SUPPLEMENTAL INDENTURE, dated as of May 23, 2006 (the “Eleventh Supplemental Indenture”), between BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as trustee (the “Trustee”), under a Restated Indenture dated as of November 1, 2001 between the Company and the Trustee (the “Indenture”).

WHEREAS, the Company desires to establish, under the terms of the Indenture, a series of its securities to be known as its 6 5/8% Junior Subordinated Notes, due 2036 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof, to be set forth as provided in the Indenture and this Eleventh Supplemental Indenture; and

WHEREAS, under the terms of an Underwriting Agreement dated as of May 15, 2006 (the “Underwriting Agreement”), among the Company, BAC Capital Trust XI (the “Trust”) and the Underwriters named therein (the “Underwriters”), the Trust has agreed to sell to the Underwriters $1,000,000,000 aggregate liquidation amount of its 6 5/8% Capital Securities (such securities being of the type referred to in the Indenture as the “Preferred Securities” and in this Eleventh Supplemental Indenture as the “Capital Securities”); and

WHEREAS, pursuant to the Subscription Agreement dated as of May 15, 2006 between the Trust and the Company (the “Subscription Agreement”), the Company has committed to purchase all of the common securities of the Trust (the “Common Securities”), which Common Securities shall represent at least 3% of the total capital of the Trust; and

WHEREAS, the Trust proposes to invest the gross proceeds from such offering of Capital Securities, together with the gross proceeds from the issuance and sale by the Trust of the Common Securities, in the Notes, as a result of which the Trust will purchase initially $1,031,000,000 aggregate principal amount of the Notes; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Eleventh Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Eleventh Supplemental Indenture a valid instrument in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Eleventh Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Eleventh Supplemental Indenture unless otherwise provided herein;

(b) a term defined anywhere in this Eleventh Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Eleventh Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in the Declaration: (i) Business Day; (ii) Clearing Agency; (iii) Delaware Trustee; (iv) Capital Security Certificate; (v) Depositary; (vi) Property Trustee; and (vii) Regular Trustee;

(g) the following terms have the meanings given to them in this Section 1.1;

“Additional Interest” shall have the meaning set forth in Section 2.5.

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the aggregate liquidation amount of the Capital Securities as Tier 1 capital (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, as then in effect and applicable to the Company.

“Comparable Treasury Issue” means with respect to any redemption date, the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to May 23, 2036 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to this time period. If no U.S. Treasury security has a maturity which is within a period from three months before to three months after May 23, 2036, the two most closely corresponding U.S. Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means (a) the average of five Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations

“Compounded Interest” shall have the meaning set forth in Section 4.1.

“Coupon Rate” shall have the meaning set forth in Section 2.5.

“Declaration” means the Amended and Restated Declaration of Trust of BAC Capital Trust XI, a Delaware statutory trust, dated as of May 15, 2006.

“Deferred Interest” shall have the meaning set forth in Section 4.1.

“Dissolution Election” means that, as a result of the election of the Company, as Sponsor, the Trust is to be dissolved in accordance with the Declaration, and the Notes held by the Property Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata or in any other manner specified in the Declaration.

“Extended Interest Payment Period” shall have the meaning set forth in Section 4.1.

“Global Note” shall have the meaning set forth in Section 2.4.

“Holder” means any person in whose name the Notes are registered on the register kept by the Company or the Property Trustee in accordance with the terms hereof.

“Interest Payment Date” shall have the meaning set forth in Section 2.5.

“Investment Company Event” means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

“Maturity Date” means the date on which the Notes mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon, including Compounded Interest and Additional Interest, if any.

“Maturity Repayment Price” means the price, at the Maturity Date, equal to the principal amount of, plus accrued interest on, the Notes.

“Non-Book-Entry Capital Securities” shall have the meaning set forth in Section 2.4.

“Optional Prepayment Price” shall mean with respect to the Notes, a prepayment price equal to the greater of (a) 100% of the principal amount of the Notes being prepaid, or (b) as determined by the Quotation Agent, the present value of scheduled payments of principal and interest from the prepayment date to May 23, 2036, on the Notes being prepaid, discounted to the date of prepayment on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.20% and, in the case of (a) or (b), any accrued and unpaid interest thereon up to, but excluding, the prepayment date.

“Optional Prepayment” means prepayment prior to the Maturity Date of the Notes at the option of the Company in whole or in part other than a Special Event Prepayment.

“Quotation Agent” means Banc of America Securities LLC or any successor appointed by the Company.

“Reference Treasury Dealer” means (1) the Quotation Agent and (2) any other primary U.S. Government securities dealer selected by the Property Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Senior Obligations” shall have the meaning set forth in the Indenture. For the avoidance of confusion, the term Senior Obligations does not include any indebtedness that by its terms is subordinated to or ranks equally with the Notes, including any such indebtedness that the Federal Reserve Board authorizes for inclusion in Tier 1 capital, all limited to the extent that the classification of such indebtedness as ranking subordinated to or equally with the Notes is authorized under the capital rules of the Federal Reserve Board.

“Special Event” means a Tax Event, Capital Treatment Event or an Investment Company Event.

“Special Event Prepayment” means a prepayment of the Notes, in whole but not in part, pursuant to the occurrence of a Special Event.

“Special Event Prepayment Price” shall mean with respect to the Notes, a prepayment price equal to the greater of (a) 100% of the principal amount of the Notes being prepaid, or (b) as determined by the Quotation Agent, the present value of scheduled payments of principal and interest from the date of prepayment to May 23, 2036, on the Notes being prepaid, discounted to the date of prepayment on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.50% and, in the case of (a) or (b), any accrued and unpaid interest thereon up to but excluding the date of prepayment.

“Tax Event” means that (i) the Company shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that interest payable on the Notes is not, or within 90 days of the date thereof, will not be deductible, in whole or in part, by the Company for United States federal income tax purposes or (ii) the Regular Trustees have been informed by a nationally recognized independent tax counsel that a No Recognition Opinion cannot be delivered. “No Recognition Opinion” means an opinion of a nationally recognized independent tax counsel experienced in such matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Capital Securities and Common Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the Notes.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve Board and which establishes the yield on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to May 23, 2036, or if no maturity is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month, or (2) if the release or any successor release is not published during the week preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.1 Designation and Principal Amount.

There is hereby authorized and established under the terms of the Indenture a series of the Company’s securities designated the “6 5/8 % Junior Subordinated Notes, due 2036” limited in aggregate principal amount to no more than $1,031,000,000 which amount shall be as set forth in one or more written orders of the Company for the authentication and delivery of the Notes pursuant to Section 2.04 of the Indenture.

SECTION 2.2 Maturity.

The Maturity Date for the Notes is May 23, 2036.

SECTION 2.3 Form and Payment.

Except as provided in Section 2.4, the Notes shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of any Notes is the Property Trustee, the payment of the principal of and interest (including Compounded Interest and Additional Interest, if any) on such Notes held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

SECTION 2.4 Global Form.

(a) In connection with a Dissolution Election,

(i) the Notes in certificated form shall be presented to the Trustee by the Property Trustee to be exchanged for one or more fully registered securities representing the aggregate principal amount of all then outstanding Notes as a Global Security to be registered in the name of the Depositary, or its nominee (a “Global Note”), and delivered by the Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. Upon any such presentation, the Company shall execute a Global Note in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Eleventh Supplemental Indenture. Payments on the Notes issued as a Global Note will be made to the Depositary; and

(ii) if any Capital Securities are held in certificated form and not in book-entry form, the Notes in certificated form may be presented to the Trustee by the Property Trustee and any Capital Security Certificate which represents Capital Securities other than Capital Securities held by the Clearing Agency or its nominee (“Non-Book-Entry Capital Securities”) will be deemed to represent beneficial interests in Notes presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non-Book-Entry Capital Securities until such Capital Security Certificates are presented to the Security Registrar for transfer or reissuance, at which time such Capital Security Certificates will be canceled and a Note, registered in the name of the holder of the Capital Security Certificate or the transferee of the holder of such Capital Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Capital Security Certificate canceled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Eleventh Supplemental Indenture. On issue of such Notes, Notes with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

(b) A Global Note may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(c) If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Exchange Act or other applicable statute or regulation, and a successor Depositary for such series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, the Company will execute, and, subject to Article 2 of the Indenture, the Trustee, upon written notice from the Company, will authenticate and make available for delivery the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. In addition, the Company may at any time determine that the Notes shall no longer be represented by a Global Note. In such event the Company will execute, and subject to Section 2.07 of the Indenture, the Trustee, upon receipt of an Officers' Certificate evidencing such determination by the Company, will authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. Upon the exchange of the Global Note for such Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be canceled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Depositary for delivery to the Persons in whose names such Securities are so registered.

SECTION 2.5 Interest.

(a) Each Note will bear interest at the rate of 6 5/8 % per annum (the "Coupon Rate") from May 23, 2006 until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded semi-annually, payable (subject to the provisions of Article 4) semi-annually in arrears on May 23 and November 23 of each year (each, an "Interest Payment Date"), beginning on November 23, 2006, to the Person in whose name such Note or any predecessor Note is registered at the close of business on the regular record date for such interest installment, which, in respect of any Notes of which the Property Trustee is the Holder of a Global Note, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if the Capital Securities are no longer in book-entry only form, the relevant record dates shall be the close of business on May 1 and November 1 prior to the regular Interest Payment Date.

(b) The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

(c) If, at any time while the Property Trustee is the Holder of any Notes, the Trust or the Property Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other domestic taxing authority, then, in any case, the Company will pay as additional interest ("Additional Interest") on the Notes held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other government charges been imposed.

ARTICLE 3

PREPAYMENT OF THE NOTES

SECTION 3.1 Special Event Prepayment.

If a Special Event has occurred and is continuing, the Company shall have the right, upon not less than 30 days' nor more than 60 days' notice to the Holders of the Notes, to prepay the Notes, in whole but not in part, for cash within 90 days following the occurrence of such Special Event (the "90-Day Period") at a prepayment price equal to the Special Event Prepayment Price. The Special Event Prepayment Price shall be paid prior to 12:00 noon, New York time, on the date of such prepayment or such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Special Event Prepayment Price by 10:00 a.m., New York time, on the date such Special Event Prepayment Price is to be paid.

SECTION 3.2 Optional Prepayment by Company.

Subject to the provisions of Article 14 of the Indenture, the Company shall have the right to prepay the Notes, in whole or in part, at any time and from time to time, at a prepayment price equal to the Optional Prepayment Price. Any prepayment pursuant to this paragraph will be made upon not less than 30 days' nor more than 60 days’ notice to the Holders of the Notes. If the Notes are only partially prepaid pursuant to this Section 3.2, the Notes will be prepaid pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of prepayment, the Notes are registered as a Global Note, the Depositary shall determine, in accordance with its procedures, the principal amount of such Notes held by each

Holder of a Note to be prepaid. The Optional Prepayment Price shall be paid prior to 12:00 noon, New York time, on the date of such prepayment or at such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Prepayment Price by 10:00 a.m., New York time, on the date such Optional Prepayment Price is to be paid.

SECTION 3.3 No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 4

EXTENSION OF INTEREST PAYMENT PERIOD

SECTION 4.1 Extension of Interest Payment Period.

The Company shall have the right, at any time and from time to time during the term of the Notes, to defer payments of interest by extending the interest payment period of such Notes for a period not exceeding 10 consecutive semi-annual periods (the “Extended Interest Payment Period”), during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this Section 4.1, will bear interest thereon at the Coupon Rate compounded semi-annually for each semi-annual period of the Extended Interest Payment Period (“Compounded Interest”). At the end of the Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid on the Notes, including any Additional Interest and Compounded Interest (together, “Deferred Interest”) that shall be payable to the Holders of the Notes in whose names the Notes are registered in the Security Register on the first record date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period; provided that such period together with all such previous and further extensions thereof shall not exceed 10 consecutive semi-annual periods or extend beyond the Maturity Date of the Notes. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

SECTION 4.2 Notice of Extension.

(a) If the Property Trustee is the only registered Holder of the Notes at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to the Regular Trustees, the Property Trustee and the Trustee of its selection of such Extended Interest Payment Period at least one Business Day before the earlier of (i) the next succeeding date on which Distributions on the Trust Securities issued by the Trust are payable, or (ii) the date on which the Trust is required to give notice of the record date, or the date on which such Distributions are payable, to the New York Stock Exchange or any other exchange upon which the Notes or Trust Securities may in the future be listed or any other applicable self-regulatory organization or to holders of the Capital Securities issued by the Trust, but in any event at least one Business Day before such record date (however, in no event shall notice be required more than 15 Business Days prior to an Interest Payment Date).

(b) If the Property Trustee is not the only Holder of the Notes at the time the Company selects an Extended Interest Payment Period, the Company shall give the Holders of the Notes and the Trustee written notice of its selection of such Extended Interest Payment Period at least 10 Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange or any other exchange upon which the Notes or Trust Securities may in the future be listed or any other applicable self-regulatory organization or to Holders of the Notes (however, in no event shall notice be required more than 15 Business Days prior to an Interest Payment Date).

(c) The semi-annual period in which any notice is given pursuant to paragraphs (a) or (b) of this Section 4.2 shall be counted as one of the 10 semi-annual periods permitted in computing the maximum Extended Interest Payment Period permitted under Section 4.1.

SECTION 4.3 Limitation of Transactions.

If (i) the Company shall exercise its right to defer payment of interest as provided in Section 4.1 and such Extended Interest Payment Period is continuing, or (ii) there shall have occurred and be continuing any Event of Default or Nonpayment, as defined in the Indenture, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of its common stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of its capital stock or (iii) the purchase of fractional interests in shares of its capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or security being converted or exchanged) or make any guarantee payment with respect thereto and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Notes.

ARTICLE 5

EXPENSES

SECTION 5.1 Payment of Expenses.

In connection with the offering, sale and issuance of the Notes to the Property Trustee and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement, the compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.06 of the Indenture;

(b) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters payable pursuant to the Underwriting Agreement), the fees and expenses of the Property Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets);

(c) be primarily and fully liable for any indemnification obligations arising with respect to the Declaration; and

(d) pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.

SECTION 5.2 Payment Upon Resignation or Removal.

Upon termination of this Eleventh Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation. Upon termination of the Declaration or the removal or resignation of the Delaware Trustee or the Property Trustee, as the case may be, pursuant to Section 5.7 of the Declaration, the Company shall pay to the Delaware Trustee or the Property Trustee, as the case may be, all amounts accrued to the date of such termination, removal or resignation.

ARTICLE 6

COVENANT TO LIST ON EXCHANGE

SECTION 6.1 Listing on an Exchange.

If the Notes are to be issued as a Global Note in connection with the distribution of the Notes to the holders of the Capital Securities upon a Dissolution Election, the Company will use its best efforts to list such Notes on any stock exchanges on which the Capital Securities are then listed.

ARTICLE 7

FORM OF NOTE

SECTION 7.1 Form of Note.

The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTE)

[IF THE NOTE IS TO BE A GLOBAL NOTE, INSERT - This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Bank of New York, as Property Trustee of BAC Capital Trust XI (the “Trust”). This Note is exchangeable for Notes registered in the name of a person other than The Bank of New York, as Property Trustee of BAC Capital Trust XI, or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note may be registered except in limited circumstances.]

Unless this Note is presented by an authorized representative of The Depository Trust Company, New York (“DTC”) to the issuer or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of CEDE & CO. or such other name as requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A BANK DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING AFFILIATE OF BANK OF AMERICA CORPORATION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

$500,000,000	CUSIP No. 060505CG7
ISIN No. US060505CG79

No. XI-R-1

BANK OF AMERICA CORPORATION

6 5/8% JUNIOR SUBORDINATED NOTES,

DUE 2036

BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to THE BANK OF NEW YORK, AS PROPERTY TRUSTEE OF BAC CAPITAL TRUST XI, or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000.00) on May 23, 2036 (the “Maturity Date”), and to pay interest on said principal sum from May 23, 2006 or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on May 23 and November 23 of each year beginning November 23, 2006, at the rate of 6 5/8% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded semi-annually. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the business day next preceding such Interest Payment Date. IF PURSUANT TO THE PROVISIONS OF THE INDENTURE THE NOTES ARE NO LONGER REPRESENTED BY A GLOBAL NOTE, the record date shall be the close of business on the May 1 and November 1 prior to such payment dates. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Note is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by the Property Trustee. As used herein, the term “Business Day” shall mean any day other than a day on which federal or state banking institutions in New York, New York or Charlotte, North Carolina, are authorized or obligated by law, executive order or regulation to close.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Obligations (as defined in the Indenture and the Eleventh Supplemental Indenture) and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Obligations, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name by its duly authorized officers.

Date: May 23, 2006	BANK OF AMERICA CORPORATION

	By:	/s/ Karen A. Gosnell
	Name:	Karen A. Gosnell
[Seal]	Title:	Senior Vice President

Attest:

By:
Name:
Title:

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 23, 2006

The Bank of New York, as Trustee

By
Authorized Signatory

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the “Notes”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 1, 2001, duly executed and delivered between the Company and The Bank of New York, as Trustee (the “Trustee”), as supplemented by the Eleventh Supplemental Indenture dated as of May 23, 2006 (the “Eleventh Supplemental Indenture”), between the Company and the Trustee (the Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. By the terms of the Indenture, the Notes are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Notes is limited in aggregate principal amount as specified in the Eleventh Supplemental Indenture.

Because of the occurrence and continuation of a Special Event, as defined in the Indenture, in certain circumstances, this Note may become due and payable at a prepayment price equal to the greater of (a) 100% of the principal amount of the Notes being prepaid or (b) as determined by the Quotation Agent (as defined in the Indenture), the present value of scheduled payments of principal and interest from the prepayment date to May 23, 2036, on the Notes being prepaid, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined in the Indenture) plus a spread of 0.50% and, in the case of (a) or (b), any accrued and unpaid interest thereon up to but excluding the date of such prepayment (the “Special Event Prepayment Price”). The Special Event Prepayment Price shall be paid prior to 12:00 noon, New York time, on the date of such prepayment or at such earlier time as the Company determines. In addition, the Company shall have the right to prepay this Note at the option of the Company, in whole or in part at any time (an “Optional Prepayment”), at a prepayment price equal to the greater of (a) 100% of the principal amount of the Notes to be prepaid, or (b) as determined by the Quotation Agent, the present value of scheduled payments of principal and interest from the prepayment date to May 23, 2036, on the Notes being prepaid, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined in the Indenture) plus a spread of 0.20% and, in the case of (a) or (b), any accrued and unpaid interest thereon up to but excluding the date of such prepayment (the “Optional Prepayment Price”). Any prepayment pursuant to this paragraph will be made upon not less than 30 days' nor more than 60 days’ notice at the Optional Prepayment Price or the Special Event Prepayment Price, as applicable. If the Notes are only partially prepaid by the Company pursuant to an Optional Prepayment, the Notes will be prepaid pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of prepayment, the Notes are registered as a Global Note, the Depositary shall determine the principal amount of such Notes held by each Note holder to be prepaid in accordance with its procedures.

In the event of prepayment of this Note in part only, a new Note or Notes of this series for the portion hereof not prepaid will be issued in the name of the Holder hereof upon the cancellation hereof.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Note then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Notes of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

The Company shall have the right at any time during the term of the Notes and from time to time to defer payment of interest by extending the interest payment period of such Notes for a period not exceeding 10 consecutive semi-annual periods (an “Extended Interest Payment Period”), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Notes to the extent that payment of such interest is enforceable under applicable law); provided that no Extended Interest Payment Period may last beyond the Maturity Date of the Notes. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 10 consecutive semi-annual periods or extend the Maturity Date of the Notes. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extended Interest Payment Period, subject to the requirements contained in this paragraph.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. Notes of this series so issued are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE NOTES WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

ARTICLE 8

ORIGINAL ISSUE OF NOTES

SECTION 8.1 Original Issue of Notes.

Notes in the aggregate principal amount of up to $1,031,000,000 may, upon execution of this Eleventh Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by any Authorized Officer, as defined in the Indenture, without any further action by the Company.

ARTICLE 9

MISCELLANEOUS

SECTION 9.1 Ratification of Indenture.

The Indenture, as supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed, and this Eleventh Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 9.2 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Eleventh Supplemental Indenture.

SECTION 9.3 Governing Law.

This Eleventh Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 9.4 Severability.

In case any one or more of the provisions contained in this Eleventh Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eleventh Supplemental Indenture or of the Notes, but this Eleventh Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 9.5 Counterparts.

This Eleventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Karen A. Gosnell
Name:	Karen A. Gosnell
Title:	Senior Vice President

THE BANK OF NEW YORK as Trustee

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Karen A. Gosnell
Name:	Karen A. Gosnell
Title:	Senior Vice President

THE BANK OF NEW YORK as Trustee

By:	/s/ Van K. Brown
Name:	Van K. Brown
Title:	Vice President